Exhibit 99.1

ABC Supply to Purchase L&W Supply from USG Corporation for $670 Million

Proceeds used to right-size USG’s balance sheet accelerating profitable growth opportunities

BELOIT, Wis. & CHICAGO--(BUSINESS WIRE)--August 29, 2016--ABC Supply Co., Inc. (“ABC Supply”) and USG Corporation (NYSE:USG) today announced that they have entered into a definitive agreement in which ABC Supply will acquire USG’s building product distribution business, L&W Supply Corporation (“L&W Supply”), for total cash consideration of $670 million (the "Transaction"). The Transaction is subject to customary closing conditions, including regulatory approvals, and is expected to be completed before the end of 2016.

“We are thrilled to welcome the associates, customers, and suppliers of L&W Supply into the ABC family,” said Keith Rozolis, ABC Supply’s President and Chief Executive Officer. “As a world-class distributor of interior building materials, L&W reinforces ABC’s leadership position in building materials distribution, and helps set the stage for our next phase of growth”.

“The sale of L&W Supply is transformative for USG Corporation, enabling us to right-size our balance sheet and accelerate profitable growth,” said James S. Metcalf, Chairman, President, and CEO of USG Corporation. “This transaction sharpens our focus on manufacturing and innovation and creates a new strategic relationship with ABC Supply.”

Completion of the Transaction will allow USG to reduce debt and achieve its target leverage ratio, accelerate high return investments in its Gypsum and Ceilings businesses through advanced manufacturing initiatives, and position the company to consider future capital returns to shareholders. The sale of L&W Supply is also expected to dampen USG’s overall earnings cyclicality as well as provide opportunity for growth in the independent specialty dealer channel.

L&W Supply is one of the largest distributors of gypsum wallboard and suspended ceiling tiles in the United States, serving its customers from a nationwide footprint of 136 distribution branches. ABC Supply is the nation’s largest wholesale distributor of roofing, siding, windows and gutter materials. The acquisition of L&W Supply will allow it to expand into the interior of the building through the sale of gypsum wallboard and suspended ceiling tiles and grid.

J.P. Morgan Securities LLC and Goldman, Sachs & Co. are serving as financial advisers to USG in connection with the Transaction. Jones Day is serving as legal adviser to USG. RBC Capital Markets and Deutsche Bank are serving as financial advisers and Kirkland & Ellis, Leo Law, and McDerrmott, Will & Emery as legal advisers to ABC Supply.

A conference call is being held by USG Corporation today at 9:00 a.m. Eastern time (8:00 a.m. Central time) during which USG senior management will discuss the Transaction. The conference call will be webcast on the USG website, www.usg.com, in the Investor Relations section, where the accompanying presentation materials can be found. The dial-in number for the conference call is 1-800-315-2944 in the United States and Canada (1-847-413-2929 for other international callers), and the pass code is 43285667. After the live webcast, a replay of the webcast will be available on the USG website. In addition, a telephonic replay of the call will be available until Wednesday, September 28, 2016. The replay dial-in number is 1-888-843-7419 (1-630-652-3042 for international callers), and the pass code is 43285667.

About ABC Supply

Headquartered in Beloit, Wisconsin, ABC Supply was founded by Ken and Diane Hendricks in 1982 and operates more than 600 locations in 49 states. The privately held company had sales of approximately $5.9 billion in 2015 and is a 10-time winner of the Gallup Great Workplace award (2007-2016). More information is available online at www.abcsupply.com.

About USG Corporation

USG Corporation is a manufacturer and distributor of innovative, high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, and L&W Supply Corporation subsidiaries and its USG Boral Building Products joint venture. Headquartered in Chicago, USG's worldwide operations serve the commercial, residential, and repair and remodel construction markets, enabling our customers to build the outstanding spaces where people live, work and play. USG wall, ceiling, exterior sheathing, flooring underlayment and roofing systems provide leading-edge building solutions, while L&W Supply branch locations efficiently stock and deliver building materials throughout the United States. USG Boral Building Products is a leading plasterboard & ceilings joint venture across Asia, Australasia, and the Middle East. USG and its subsidiaries are proud sponsors of the U.S. Olympic and Paralympic teams and the Canadian Olympic team. For additional information, visit www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including but not limited to, the expected completion date of the Transaction and the effect of the Transaction on USG and its financial results. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Actual results may differ materially due to various other factors, including: the satisfaction of the conditions to closing, including receipt of regulatory approvals; ABC Supply and USG having the ability to consummate the Transaction; the impact on USG’s performance and financial results due to the disposition of L&W Supply, one of USG’s largest customers; and the expected timeline for completing the Transaction.. We assume no obligation to update any forward-looking information contained in this press release. Additional information concerning these and other risks and uncertainties affecting USG may be found in our filings with the Securities and Exchange Commission, including the “Risk Factors” in our most recent Annual Report on Form 10-K

CONTACT:
USG Corporation
Media
Sasha Bigda
(312) 436-6511
sbigda@usg.com
or
Investors
Ryan Flanagan
(312) 436-5304
investorrelations@usg.com